Exhibit 99.1

For Immediate Release

PULSE ELECTRONICS RECEIVES NOTICE OF NON-COMPLIANCE FROM NYSE

SAN DIEGO, October 3, 2012—Pulse Electronics Corporation (NYSE:PULS), a leading provider of electronic components, today announced that on September 27, 2012, it received notice from the New York Stock Exchange (“NYSE”) that the Company is not in compliance with a NYSE standard for continued listing of its common stock on the exchange.  Specifically, the Company is below NYSE minimum requirements for average total market capitalization over 30 consecutive trading days of greater than $50 million and reported shareholders’ equity of greater than $50 million.

Under NYSE rules, the Company has 45 days from the date of the notice to submit a plan to the NYSE demonstrating its ability to achieve compliance with the market capitalization listing standards within 18 months of receiving the notice. The Company intends to submit such a plan and has notified the NYSE that it intends to cure the deficiency within the prescribed timeframe. During this cure period, the Company's shares will continue to be listed and traded on the NYSE, subject to the Company's compliance with other NYSE continued listing standards.

“We believe that recent developments have increased downward pressure on our shares and, as a result, Pulse’s market capitalization,” said Pulse Chairman and Chief Executive Officer Ralph Faison.  “We believe that the actions which we are pursuing to address these issues, including asset sales, restructuring the balance sheet, and refinancing alternatives, will be significant components of the plan we submit to the NYSE.”

The Company's business operations, credit agreement, convertible bonds, and Securities and Exchange Commission reporting requirements are unaffected by this notice.

Additionally, the Company announced that, based on its recent share price, there can be no assurance that it will continue to remain in compliance with the NYSE minimum share price standard for continued listing.  If a deficiency to this standard were to occur, the Company would expect to receive notice from the NYSE, announce such notice publicly as required, and have six months from the date of the notice to cure the deficiency under NYSE rules.

About Pulse Electronics Corporation

Pulse Electronics is the electronic components partner that helps customers build the next great product by providing the needed technical solutions. Pulse Electronics has a long operating history of innovation in magnetics, antennas and connectors, as well as the ability to ramp quickly into high-quality, high-volume production.  The company serves the wireless and wireline communications, power management, military/aerospace and automotive industries. Pulse Electronics is a participating member of the IEEE, SFF, OIF, HDBaseT Alliance, CommNexus, and MoCA. Visit the Pulse Electronics website at www.pulseelectronics.com.

Safe Harbor

This press release contains statements, including statements as to the Company’s plans with respect to the NYSE letter of September 27, 2012, that are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. These forward-looking statements are based on the company's current information and expectations. There can be no assurance these forward-looking statements will be achieved. Actual results may differ materially due to the risk factors listed from time to time in the company's SEC reports including, but not limited to, those discussed in the company's Form 10-K for the year ended December 30, 2011 and Form 10-Q for the quarter ended June 29, 2012 in Item 1a under the caption "Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995)." All such risk factors are incorporated herein by reference as though set forth in full. The company undertakes no obligation to update any forward looking statement.

Copyright © 2012 Pulse Electronics Corporation. All rights reserved. All brand names and trademarks are properties of their respective holders.

Contact:
Drew A. Moyer
Senior Vice President, Chief Financial Officer
858-674-8268
dmoyer@pulseelectronics.com